Exhibit 10.4

EMPLOYMENT AGREEMENT

CERIDIAN CANADA LTD.

- and -

LEAGH TURNER

(“Executive”)

Date: August 7, 2018

ARTICLE 1

DEFINITIONS

In this Employment Agreement (the “Agreement”), unless something in the subject matter or context is inconsistent therewith, all defined terms shall have the meanings set forth below:

1.01    “Affiliate” shall mean with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.02    “Base Salary” shall mean the regular cash compensation paid on a periodic basis as contemplated in Section 3.01, exclusive of benefits, bonuses or incentive payments.

1.03    “Board” shall mean the Board of Directors of Ceridian HCM Holding.

1.04    “Cause” shall mean cause as defined under Section 4.01.

1.05    “Ceridian” shall mean Ceridian HCM Holding, Ceridian HCM, Ceridian Canada, and all of their respective Affiliates, or any one of them.

1.06    “Ceridian Canada” shall mean Ceridian Canada Ltd., a corporation having a business address at 4110 Yonge Street, Toronto, Ontario, Canada, M2P 2B7, and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.07    “Ceridian HCM” means Ceridian HCM, Inc, a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.08    “Ceridian HCM Holding” means Ceridian HCM Holding Inc, a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.09    “Confidential Information” shall mean all information known or used by Ceridian in connection with its business, including but not limited to any technology, including computer software and designs, program, code, formula, design, prototype, compilation of information, data, techniques, process, information relating to any product, device, equipment or machine, industrial or commercial designs, customer information, financial information, marketing information, business opportunities, and the results of research and development, including without limitation:

(a)    information or material relating to Ceridian and its business as conducted or anticipated to be conducted, including without limitation: business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)    information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)    information on or material relating to Ceridian which when received is marked as “proprietary,” “private” or “confidential;”

(d)    trade secrets of Ceridian;

(e)    software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian;

(f)    information relating to employees of Ceridian including with respect to compensation, positions, job descriptions, responsibilities, areas of expertise and experience; and

(g)    any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is now or subsequently becomes properly generally publicly available or in the public domain; is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with Ceridian; or is required to be disclosed by law or legal process. Notwithstanding the foregoing, information which is made generally publicly available by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement and reasonable business practice will not be generally publicly available or in the public domain for the purposes of this Agreement.

1.10    “Disability” shall mean total and permanent disability, as defined in the Disability Plan.

1.11    “Disability Plan” shall mean Ceridian’s group long-term disability plan applicable to executives, as may be amended from time to time in Ceridian’s sole discretion.

1.12    “Person” is to be interpreted broadly and shall include any individual, partnership, firm, corporation, company, limited liability or joint stock company, trust, unincorporated association, joint venture, syndicate, governmental entity or any other entity, and pronouns have a similarly extended meaning.

1.13    “Start Date” has the meaning set forth in Section 2.03 below.

ARTICLE 2

EMPLOYMENT, DUTIES AND TERM

2.01    Employment. Upon the terms and conditions set forth in this Agreement, Ceridian Canada hereby confirms the employment of the President of Ceridian, reporting to the Chief Executive Officer, and Executive hereby accepts such employment.

2.02    Duties and Responsibilities. As President of Ceridian, Executive shall:

(a)    be responsible for the areas of sales, marketing, partnerships, customer success and Ceridian’s global go to market strategy, as well as such other areas as Ceridian’s CEO and Executive may agree upon from time to time. Further details of the Presidents roles and responsibilities will be confirmed in a written job description as Ceridian’s CEO and Executive agree upon from time to time;

(b)    devote his or her full-time and reasonable best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as may from time to time be assigned to him/her by his or her manager, provided that such duties are reasonably consistent with Executive’s education, experience and background;

(c)    comply with Ceridian’s policies and procedures, including, but not limited to its Code of Conduct, to the extent that such policies and procedures are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

2.03    Term. Subject to the provisions of ARTICLE 4, Executive’s employment shall commence on September 4, 2018, or such other earlier or later date as Ceridian and Executive agree upon (the “Start Date”) and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).

2.04    Executive Representation. Executive hereby represents to Ceridian Canada that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene the terms of any other employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.05    Legal Work Requirements. This Agreement and Executive’s continued employment with Ceridian Canada is contingent upon Executive meeting and maintaining throughout his or her employment, all requirements necessary to be legally entitled to work for Ceridian Canada within the Canada, performing the roles assigned in connection with this position.

ARTICLE 3

COMPENSATION AND EXPENSES

3.01    Base Salary. In exchange for all services rendered by Executive under this Agreement during the Term, Ceridian Canada shall pay Executive a Base Salary in an amount not less than Six Hundred and Fifty-five Thousand ($655,000.00) Dollars USD per year, which amount will be subject to periodic review in accordance with Ceridian Canada’s salary review process (but not less than once per twelve month period). The Base Salary shall be paid in accordance with Ceridian Canada’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

3.02    Incentive Plan.

(a)    For the calendar year 2018, Executive shall be entitled to a bonus payment in the amount equal to Sixty Percent (60%) of Executive’s Base Salary, payable at the same time as the last regular pay period of December, 2018. Executive must remain an employee of Ceridian Canada through to and including December 31, 2018 in order to be entitled to such payment;

(b)    For the calendar year 2019 and each year thereafter, Executive shall be eligible to participate in Ceridian’s variable incentive plan (the “Incentive Plan”) (i) on the same terms and conditions applicable to other similarly situated Ceridian executives, (ii) with a target annual payout based on sixty Percent (60%) of Executive’s Base Salary, prorated for the number of months Executive participates in the Incentive Plan during a year. The Incentive Plan compensation payable shall be at the sole discretion of Ceridian Canada. The specific objectives and success criteria of the Incentive Plan shall be established by the Board each year, subject to change from time to time, in its sole discretion. Ceridian HCM Holding shall have the right to alter, amend or discontinue any incentive plans, including the Incentive Plan, or Executive’s participation therein, with or without prior notice and without compensation to Executive, provided the changes are consistent with those affecting other executives at Executive’s same or similar level and the Executive acknowledges and agrees that such changes will not constitute a constructive dismissal of the Executive’s employment. Payment, if any, under the Incentive Plan is at the sole discretion of Ceridian Canada and will only be made if Ceridian’s senior management team, the Board, compensation committee of the Board and/or other required personnel approve the amount to fund the Plan. Notwithstanding anything to the contrary, in the context of Ceridian, the Board or any other party exercising its “sole discretion” hereunder when making a change or decision relating to the Incentive Plan, such discretion must be applied consistently to other executives at Executive’s same or similar level.

3.03    Benefit Plans. Executive shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its senior executive employees in the applicable country, to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate.

3.04    Business Expenses. Ceridian Canada shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian Canada, including without limitation a paid parking spot at the Ceridian office from which Executive primarily works, as well as a full time executive assistant. Executive must provide receipts and otherwise account such expenses in accordance with Ceridian Canada’s applicable expense reimbursement policy in effect from time to time by Ceridian Canada.

3.05    Vacation. Executive is entitled to a minimum of 4 weeks (i.e. 20 days) paid vacation in each calendar year; provided that such PDO/vacations may be taken only at such times as Executive and his or her manager may from time to time reasonably determine having regard to the operations of Ceridian. PDO/vacation should be taken and shall be accrued and carried over, if applicable, in accordance with Ceridian’s Vacation and PDO policies.

3.06    Equity Grant Grants. Subject to approval by the Board and the execution and delivery of appropriate documentation related thereto, the Executive will be granted:

(a)    restricted stock units that will provide the Executive the opportunity to acquire One Hundred Thousand (100,000) shares of Ceridian HCM Holding common stock upon the settlement of the stock units, to be granted as follows:

(i)	Fifty Thousand (50,000) to be granted on or around Executive’s Start Date; and

(ii)	Fifty Thousand (50,000) to be granted on or around the first anniversary of Executive’s Start Date, provided Executive is still employed by Ceridian Canada on such date; and

(b)    options to purchase One Hundred Thousand (100,000) shares of Ceridian HCM Holding common stock, to be granted on or around Executive’s Start Date.

(collectively the “Equity Awards”)

The Equity Awards contemplated under this Section 3.06 shall be provided subject to and in conformity with the provisions of the Ceridian HCM Holding 2018 Equity Incentive Plan, as the same may be amended from time to time, together with a non-qualified stock option agreement and a restricted stock unit award agreement (and / or such other agreements as may be required by Ceridian HCM Holding) to be entered into between Executive and Ceridian HCM Holding. Each of the Equity Awards will vest twenty-five percent (25%) on the first four (4) anniversaries of the date of grant, subject to Executive’s continued service through the applicable vesting date.

3.07    Signing Bonus. Executive will be entitled to a one-time signing bonus in the amount of $200,000 (less applicable statutory withholdings as required by law), which will be paid to Executive at the same time as the first regular payment of her Base Salary. Executive must be employed by Ceridian Canada at the time such bonus is to be paid in order to be entitled to receive it.

3.08    Additional Consideration. In addition to the above, Executive shall also be entitled to the following:

(a)    an executive coach of her choosing, to be paid for by Ceridian up to a maximum amount of Thirty Thousand Dollars ($30,000.00) per year; and

(b)    Ceridian will pay for the cost for Executive to take the Institute of Corporate Directors – Director Education Program (through the Rotman School of Management), up to a maximum amount of Twenty Thousand Dollars ($20,000).

3.09    Deductions. Ceridian Canada shall be entitled to make such deductions and withholdings from Executive’s remuneration as Ceridian Canada reasonably determines are by law required to be made, and as may be required by Executive’s participation in any of the benefit programs described herein.

3.10    Indemnification and Insurance.

(a)     In addition to any benefits provided under applicable law, Executive will be entitled to the benefits of those provisions of Ceridian HCM Holding’s Certificate of Incorporation and By-Laws, as may be amended from time to time, which provide for indemnification of directors and officers of Ceridian HCM Holding (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of Ceridian HCM Holding). The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section 3.10 are intended to protect and indemnify him or her against.

(b)    Ceridian shall, at no cost to Executive, at all times include Executive, during the Term and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by Ceridian, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of Ceridian HCM Holding.

ARTICLE 4

EARLY TERMINATION

4.01    Termination for Cause. Ceridian Canada may terminate this Agreement and Executive’s employment immediately for Cause. For the purpose hereof “Cause” shall mean:

(a)    conduct by Executive involving theft or misappropriation of assets of Ceridian;

(b)    fraud, embezzlement or an indictable offense by Executive;

(c)    any material act of dishonestly, financial or otherwise, by Executive against Ceridian;

(d)    intentional violations of law by Executive involving moral turpitude;

(e)    any material violation of Ceridian’s Code of Conduct and ethics policies by Executive;

(f)    breach of Executive’s obligations under any non-competition, non-solicitation or other similar restrictive covenant agreement made with any member of Ceridian; or

(g)    the continued failure by Executive to attempt in good faith to perform his or her material duties as reasonably assigned to Executive pursuant to Section 2.02 of this Agreement, after receiving not less than 90 days written notice of such failure and a demand to rectify such failure (which notice specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such material duties).

4.02    Termination Without Cause. Ceridian Canada may terminate this Agreement and Executive’s employment without Cause immediately upon written notice to Executive. In the event of termination of Executive’s Employment pursuant to this Section 4.02 and subject to Section 4.05 and 4.06, compensation shall be paid to Executive as follows:

(a)    a lump sum cash payment, payable within 30 days of Executive’s last day of employment (subject to receipt of the general release of claims to be executed by the Executive as contemplated in Section 4.05 below), equal to:

(i)	Eighteen (18) months of Total Compensation (as defined below) if the termination occurs on or before the Seventh (7th) anniversary of Executive’s Start Date; and

(ii)	Twenty Four (24) months of Total Compensation if the termination occurs after the Seventh (7th) anniversary of Executive’s Start Date;

As used in this Section 4.02(a), “Total Compensation” shall mean an amount equal to Executive’s Base Salary plus Executive’s annual payment under the Incentive Plan (at target), divided by 12 to derive at the monthly amount which will be multiplied by the number of months payable as contemplated in (i) and (ii) above, respectively.

(b)    notwithstanding any requirement to the contrary as may be contained in the written Incentive Plan document (including without limitation any requirement that Executive must be employed until a certain date in the particular year), a lump sum payment equal to a pro-rated portion of Executive’s Incentive Plan compensation referenced in Section 3.02 above (at target level), to which he or she would have become entitled for the fiscal year in which his or her termination occurs. Such amount will be paid to Executive at the same time as payments are made to other Ceridian Canada employees receiving payments under the Incentive Plan;

(c)    reasonable executive-level outplacement services, not to exceed $10,000 Dollars, in value for a period of up to 12 months following Executive’s termination of employment (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Ceridian Canada’s preferred provider of such services; and

(d)    continuation of medical, dental, and prescription healthcare coverage for up to a period of:

(i)	Eighteen (18) months, if the termination occurs on or before the Seventh (7th) anniversary of Executive’s Start Date; or

(ii)	Twenty Four (24) months, if the termination occurs after the Seventh (7th) anniversary of Executive’s Start Date.

Such coverage will be effective upon the general release of claims to be executed by the Executive (as contemplated in Section 4.05 below), on a retroactive basis from your effective termination date, and will continue for the period of time specified in (i) or (ii) above (as applicable), or until Executive becomes eligible to participate in any other group health insurance program (whichever occurs first). Executive agrees to provide notice to Ceridian as soon as reasonably possible of his/her eligibility to participate in any other group health insurance program.

4.03    Termination by Executive upon Written Notice. Executive may terminate this Agreement and his or her employment at any time on at least 90 days’ prior written notice to Ceridian Canada, or such shorter period of notice as may be accepted by Ceridian Canada in writing. Ceridian Canada shall be entitled to waive entirely, or abridge, such notice period, but notwithstanding such waiver or abridgement Executive shall still be entitled to receive her Total Compensation (as defined in Section 4.02 above), together with benefits and other compensation that would have otherwise been payable to her during such full 90 day period.

4.04    Termination in the Event of Death or Disability. Unless otherwise required by law, this Agreement and Executive’s employment shall terminate in the event of death or Disability (subject to Ceridian’s duty to accommodate to the point of undue hardship) of Executive. In the event of death or Disability, the following will apply:

(a)    In the event of Executive’s Disability, Base Salary shall be terminated as of the end of such period that Executive is unable to perform his or her duties on a full-time basis and that establishes that Executive suffers from a Disability pursuant to the Disability Plan;

(b)    In the event of termination by reason of Executive’s death or Disability, and subject to Sections 4.05 and 4.06, Ceridian Canada shall pay to Executive a prorated portion of the Incentive Plan compensation (at target level), if any, to which Executive would otherwise have become entitled for the fiscal year in which his or her death or Disability occurs had Executive remained continuously employed for the full fiscal year, calculated by multiplying such Incentive Plan compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365. The amount payable pursuant to this Section 4.04(b) shall be paid within 15 days after the date such Incentive Plan would have otherwise been paid had Executive remained employed for the full fiscal year; i.e. the payout date for all other Ceridian employees and executives.

4.05    Entire Termination Payment. The compensation provided for in this ARTICLE 4 for termination of this Agreement and Executive’s employment pursuant to Sections 4.02, 4.03 or 4.04 shall constitute Executive’s sole remedy for such termination. Executive shall not be entitled to any other notice of termination, or termination or severance payment which otherwise may be payable to Executive under common law, case law, statute, in equity or other agreement between Executive and Ceridian Canada, and he or she shall have no action, cause of action, claim or demand against Ceridian Canada, Ceridian HCM or any other Ceridian Affiliate or any other Person as a consequence of such termination. It shall be a condition of the payment of the compensation provided for in this ARTICLE 4 that Executive shall timely execute a general release of claims in a form satisfactory to Ceridian and not revoke the release in the time provided to do so. Ceridian Canada shall provide Executive with a form of release not later than five days following the Executive’s termination of employment and Executive must execute and deliver the release within 21 days following the date Ceridian Canada delivers the release to the Executive.

4.06    Return of Records upon Termination. Upon termination of Executive’s employment with Ceridian Canada for any reason whatsoever, all documents, records, notebooks, and similar repositories of, or containing, trade secrets or intellectual property of Ceridian, or any Confidential Information, then in Executive’s possession or control, including copies thereof, whether prepared by Executive or others, will be promptly returned to or left with Ceridian.

ARTICLE 5

CONFIDENTIALITY AND ETHICS

5.01    Confidentiality. Executive acknowledges Ceridian’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Executive will not, during the term or after the termination or expiration of this Agreement or his or her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian Canada, except that, during Executive’s employment, Executive shall be entitled to use and disclose Confidential Information (i) as reasonably required to perform Executive’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Executive’s role within the business. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information. Further, Executive agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality, the terms of which are attached hereto as Appendix A and are incorporated herein by reference and form a part of this Agreement.

5.02    Business Conduct and Ethics. During the Term, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03    Policies. Executive agrees to follow the policies and procedures established by Ceridian from time to time.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS, DISCLOSURE

AND ASSIGNMENT

6.01    Disclosure. Executive will disclose promptly in writing to Ceridian all inventions, improvements, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business. All such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian immediately upon conception, development, creation, production or reduction to practice, and Executive hereby waives any and all moral rights that he or she may have therein.

6.02    Instruments of Assignment. Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

6.03    Ceridian’s IP Development Agreement. Without limiting the generality of the foregoing, Executive agrees to comply with the terms and conditions of Ceridian’s Intellectual Property Agreement as amended from time to time, the current terms of which are attached hereto as Appendix B and are incorporated herein by reference and form a part of this Agreement.

ARTICLE 7

NON-COMPETITION, NON-RECRUITMENT, NON-DISPARAGEMENT

7.01    General. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian, (b) Executive has received, and will in the future receive substantial amounts of Confidential Information (c) Ceridian’s business is conducted on a worldwide basis and, (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this ARTICLE 7 sets forth the terms and conditions of this Executives obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive’s employment for any reason.

7.02    Non-competition. During the terms of this Agreement, Executive will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent. Notwithstanding anything to the contrary herein or in any agreements or documentation executed in connection with the Equity Awards, unless the obligation is waived or limited by Ceridian in accordance this Section 7.02, Executive agrees that:

(a)    Subject to subsection 7.02(b) below, during her employment and during the applicable period of time (as set forth in the table below) immediately following Executive’s termination of employment with Ceridian for any reason whatsoever, Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or an employee, engage in any commercial activity on behalf of the following specified competitors of Ceridian (and / or their respective affiliates):

Name of Competitor	Restriction Period
• Workday Inc.	6 Months

• Automatic Data Processing, Inc. • Ultimate Software Inc. • Kronos Incorporated	18 Months

Executive hereby agrees that the above non competition restrictions are fair and reasonable. At its sole option, Ceridian may, by written notice to Executive at any time waive or reduce the time of the restriction period. For purposes of this subsection, “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.

(b)    Notwithstanding anything herein to the contrary, Ceridian agrees that Executive shall not be subject to the restrictive covenants set forth in subsection 7.02(a) above if her employment with Ceridian Canada is terminated for any reason whatsoever prior to the first (1st) anniversary of Executive’s Start Date.

7.03    Non-Recruitment. During the term of employment and during the Eighteen (18) month period of time immediately following Executive’s termination of employment with Ceridian for any reason whatsoever, Executive will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by or be connected in any manner with any person or entity which engages in the conduct prescribed in this Section 7.03. This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications. Nothing in this Section shall prohibit Executive from:

(a)    making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines; or

(b)    hiring Marcia Coimbra, who is not currently an employee of Ceridian but may be hired (at the suggestion of Executive) to be Executive’s full time executive assistant as contemplated under Section 3.04 above.

7.04    Non-Disparagement.

(a)    Executive will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

(b)    Ceridian will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Executive which Ceridian knows, or has reason to believe, are false or misleading. This provision will not however limit Ceridian’s right or obligation to provide full and complete truthful responses to and cooperation with any third parties (including without limitation potential future employers of Executive) who contact Ceridian requesting employment history, background check, reference check or similar information with respect to the Executive.

7.05    Survival and Enforceability. The obligations of this ARTICLE 7 shall survive the termination or expiration of this Agreement and Executive’s employment. Should any provisions of this ARTICLE 7 be held invalid or illegal, such illegality shall not invalidate the whole of this ARTICLE 7 or the agreement, but, rather, ARTICLE 7 shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this ARTICLE 7 be in excess of that which is valid or enforceable under applicable law, then such provisions should shall be construed to cover only that duration, extent or activities that may validly be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this ARTICLE 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable law. This ARTICLE 7 does not replace and is in addition to any other agreements Executive may have with Ceridian on the matters addressed herein.

ARTICLE 8

GENERAL PROVISIONS

8.01    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian Canada, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian Canada, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian Canada’s obligations hereunder.

8.02    Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at the addresses set forth in the signature blocks below. Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.03    Survival. The obligations of Subsection 3.10(a), Section 5.01, ARTICLE 6 and ARTICLE 7 shall survive the expiration or termination of this Agreement and Executive’s employment.

8.04    Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05    Governing Law. The laws of the Province of Ontario will govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Ontario Superior court, and both Ceridian Canada and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

8.06    Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and applicable law, the terms of this Agreement will govern to the extent of that conflict or inconsistency, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07    Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be conclusively deemed to be severable and to have been severed from this Agreement and the balance of this Agreement shall remain in full force and effect, notwithstanding such severance. To the extent permitted by law, each of the parties hereto hereby waives any law, rule or regulation that might otherwise render any provision of this Agreement invalid, illegal or unenforceable.

8.08    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.09    Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.10    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or change of control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

8.11    Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterpart together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

8.12    Taxes. Ceridian is authorized to withhold from any payments made hereunder and any other compensation payable to Executive in any capacity amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as Ceridian reasonable determines is advisable to enable Ceridian and Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

8.13    Currency. All payments made hereunder shall be in the currency of the United States.

8.14    Breach of Restrictive Covenants. Executive acknowledges and agrees that any breach by Executive of the restrictions set forth in ARTICLE 5 and ARTICLE 7 shall be considered a material breach of this Agreement entitling Ceridian to seek damages and pursue any additional rights or remedies as may be available to it at law or in equity.

ARTICLE 9

EXECUTIVE’S UNDERSTANDING

9.01    Executive’s Understanding. Executive recognizes and agrees that he or she has read and understood all and each Article, Section and paragraph of this Agreement, and that he or she has received adequate explanations on the nature and scope of those Articles, Sections and paragraphs which he or she did not understand. Executive recognizes that he or she has been advised that the Agreement entails important obligations on his or her part, and recognizes that he or she has had the opportunity of consulting his or her legal adviser before signing the Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CERIDIAN CANADA LTD.

Per:	/s/ David Ossip
Name:	David Ossip
Title:	Chief Executive Officer

EXECUTIVE

/s/ Leagh Turner
Leagh Turner

[SIGNATURE PAGE TO LEAGH TURNER EXECUTIVE EMPLOYMENT AGREEMENT]

APPENDIX A

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) used by or in possession of Ceridian. The unauthorized disclosure to or unauthorized use by third parties of any Confidential Information, or your unauthorized use of such information, could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure.

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1.

The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this document, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this document. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this document. The terms of this document shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.

You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this document, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly in any business other than the business of Ceridian, without the prior written consent of Ceridian. Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

3.

You acknowledge that your breach of the terms of this document may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this document, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

4.

You understand and agree that the terms of this document shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

5.

If any one or more of the terms of this document are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

6.

Ceridian’s decision to refrain from enforcing a breach of any term of this document will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this document, any other agreement with you or any other agreement with any other employee of Ceridian.

7.

You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this document, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX B

Intellectual Property Agreement

In consideration of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0    All Ceridian developments which I may solely or jointly author, conceive, or develop, or reduce to practice, or cause to be authored, conceived, or developed, or reduced to practice, during the term of my employment with Ceridian (collectively “Developments”) are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Ceridian Developments. I further agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Ceridian Developments, and agree, at Ceridian’s expense, during the term of my employment and thereafter, to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement.

2.0    In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 1 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect to the Ceridian Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

3.0    At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Ceridian Developments or which contain or make reference to the Ceridian Developments, in my possession or control.

4.0    I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Ceridian Developments.

5.0    This agreement shall extend to and endure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.